Exhibit 3.112

FILED # C 30150 - 99 DEC 02 1999 IN THE OFFICE OF [ILLEGIBLE] SECRETARY OF STATE	ARTICLES OF INCORPORATION OF PARK PLACE CANADA HOLDING, INC.

The undersigned, for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts, executes and acknowledges the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation shall be Park Place Canada Holding, Inc.

ARTICLES II

REGISTERED OFFICE

The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served upon the corporation is Schreck Morris, 300 South Fourth Street, Suite 1200, Las Vegas, Clark County, Nevada 89101. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue shall consist of ten thousand (10,000) shares of common stock without per value.

Section 2. Consideration for Shares. The common stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3. Assessment of Stock. The capital stock of the corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts of liabilities of the corporation.

Section 4. Cumulative Voting For Directors. No stockholder of the corporation shall be entitled to cumulative voting of his shares for the election of directors.

Section 5. Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the corporation are styled as directors. The board of directors of the corporation shall consist of one (1) individual shall be elected in such manner as shall be provided in the bylaws of the corporation. The number of directors may be changed form time to time in such manner as shall be provided in the bylaws of the corporation.

Section 2. Initial Directors. The name and post office box or street address of the initial director constituting the first board of directors, is: Wallace R. Barr, c/o Bally’s Park Place Legal Department, Park Place and Boardwalk, Atlantic City, NJ 08401.

Section 3. Limitation of Personal Liability. No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or offices of the corporation for:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)	The payment of distributions in violation of Nevada Revised Statutes 78.300.

Section 4. Payment of Expenses. In addition to any other sights of indemnification permitted by the laws of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

[Seal of the State of Nevada]	DEAN HELLER Secretary of States 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

PARK PLACE CANADA HOLDING, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE ONE - CAESARS ENTERTAINMENT CANADA HOLDING, INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 100% FOR

4. Effective date of filing (optional):

5. Officer Signature (required):             [ILLEGIBLE]

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.